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Exhibit 10.20

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 15, 2006

BY AND AMONG

DOUGLAS EMMETT, INC.,

DOUGLAS EMMETT PROPERTIES, LP,

DERF 1998 ACQUISITION, LLC

AND

DOUGLAS EMMETT REALTY FUND 1998,
A CALIFORNIA LIMITED PARTNERSHIP

i

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 8.02
Additional Contributions	Section 1.05
Adjusted Net Operating Income	Section 1.09
Affiliate	Section 8.02
Agreement	Introduction
Allocated Share	Section 1.05
Alternative Division	Section 1.12
Business Day	Section 8.02
Capital Expense Allowance	Section 8.02
Certificate of Merger	Section 1.02
Claim	Section 3.10
Claim Notice	Section 3.10
CLLCA	Section 1.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 8.02
Consent Form	Section 8.02
Contributed Fund Interest	Recitals
Contribution Agreement	Recitals
Contributions	Recitals
Contributors	Recitals
CRLPA	Recitals
DE2005 REIT	Recitals
DECO	Recitals
DERA	Recitals
DERA Funds	Recitals
DERA/DECO Merger	Recitals
DERF 2005	Recitals
DERF 2005 Investment Amount	Section 1.05
DERF 2005 Merger Agreement	Recitals
Dispute	Section 8.08
Douglas Emmett Entities	Recitals
Effective Time	Section 1.02
Elected Cash Percentage	Section 8.02
Elected OP Unit Percentage	Section 8.02
Expiration Date	Section 3.10
Formation Transaction Documentation	Recitals
Formation Transactions	Recitals
Fund	Introduction
Fund GP Interest	Recitals
Fund Indemnified Party	Section 3.10
Fund LP Interests	Recitals
Fund Partnership Agreement	Recitals
Fund Partnership Interests	Section 8.02
Fund Subsidiary	Section 4.01
Fund Value	Section 1.05
General Partner	Recitals

Governmental Authority	Section 8.02
HBRCT	Section 1.05
Investment Fund Merger Agreement	Recitals
Investment Funds	Recitals
IPO	Recitals
IPO Closing Date	Section 8.02
IPO Price	Section 8.02
Joinder Date	Section 6.02
Knowledge	Section 8.02
Laws	Section 8.02
Liens	Section 8.02
Losses	Section 3.10
Management Companies	Recitals
Management Company Merger Agreement	Recitals
Material Adverse Effect	Section 8.02
Maximum Cash Percentage	Section 1.05
Merger	Recitals
Merger Consideration	Section 1.05
Merger Sub	Introduction
Non-Contributed Interest	Recitals
Non-GP Fund Interests	Recitals
Non-Performing Contributor	Recitals
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 3.05
Outside Date	Section 2.05
Person	Section 8.02
PLE	Recitals
Pre-Formation Interests	Recitals
Pre-Formation Participants	Recitals
Principals	Section 8.02
Profits Interests	Recitals
Property	Section 4.01
Prospectus	Section 8.02
Registration Statement	Section 2.05
REIT	Introduction
REIT Common Stock	Recitals
REIT Share Election	Recitals
REIT Shares	Recitals
REIT Subsidiary	Section 3.01
Representation, Warranty and Indemnity Agreement	Section 8.02
SEC	Section 2.05
Securities Act	Section 8.02
Single Asset Entities	Recitals
Special Investment Amount	Section 1.05
Subsidiary	Section 8.02
Surviving Partnership	Section 1.01
Tax	Section 8.02
Third Party Claims	Section 3.10
Total Formation Transaction Value	Section 1.05
Valid Election	Section 8.02

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER is made and entered into as of June 15, 2006 (this "Agreement"), by and among Douglas Emmett, Inc., a Maryland corporation (the "REIT"), Douglas Emmett Properties, LP, a Delaware limited partnership and Subsidiary of the REIT (the "Operating Partnership"), Douglas Emmett Realty Fund 1998, a California limited partnership (the "Fund"), and DERF 1998 Acquisition, LLC, a California limited liability company to be formed prior to the Effective Time (defined below) and to be owned by the Operating Partnership and one or more of its Affiliates ("Merger Sub").

RECITALS

        WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office, residential and other properties currently owned or ground leased, directly or indirectly, by (i) certain institutional funds, including the Fund, and certain investment funds identified as such on Exhibit A hereto (collectively, the "DERA Funds"), for which Douglas Emmett Realty Advisors, a California corporation ("DERA"), acts as the general partner (the "General Partner"), and (ii) certain single asset entities managed by Affiliates of DERA identified as such on Exhibit A hereto (the "Single Asset Entities"), whereby the REIT will acquire directly or indirectly all of the outstanding interests in the DERA Funds and the Single Asset Entities;

        WHEREAS, concurrently with the execution of this Agreement, (A) the REIT and the Operating Partnership will enter into (i) an agreement and plan of merger with each other DERA Fund (other than Douglas Emmett Realty Fund 2005 ("DERF 2005"), a California limited partnership) pursuant to which the REIT will acquire directly or indirectly the profits interests and limited partnership interests in such DERA Funds (other than the interests of three funds identified as the "Investment Funds" in Exhibit A) in consideration of each such interest's allocated share of the respective value of such DERA Fund (other than the Investment Funds' allocated shares and DERA's allocated shares, which shall have previously been acquired, directly or indirectly, by the REIT), (ii) an agreement and plan of merger (each, an "Investment Fund Merger Agreement") with each of the Investment Funds pursuant to which, immediately prior to the Merger (defined below) and the mergers described in clause (i), the REIT will acquire directly or indirectly all interests in the Investment Funds in consideration of each of the Investment Fund's allocated share of the respective value of the DERA Funds in which they own an interest, and (iii) an agreement and plan of merger with each of the Single Asset Entities pursuant to which the REIT will acquire directly or indirectly all interests in the Single Asset Entities in consideration of each such interest's allocated share of the respective value of such Single Asset Entity, and (B) the REIT will enter into an agreement and plan of merger ("DERF 2005 Merger Agreement") with DERF 2005 and Douglas Emmett 2005 REIT, Inc., a Maryland corporation and Subsidiary of DERF 2005 ("DE2005 REIT"), pursuant to which DERF 2005 would first be merged into DE2005 REIT and then the REIT would acquire the interests in DE2005 REIT by merger in consideration of each DERF 2005 partnership interest's allocated share of DERF 2005 (other than DERA's allocated share, which shall have previously been acquired, directly or indirectly, by the REIT);

        WHEREAS, prior to the mergers identified in the preceding paragraph, the REIT desires to acquire DERA and Douglas, Emmett and Company, a California corporation ("DECO"), and the Operating Partnership desires to acquire P.L.E. Builders, Inc., a California corporation ("PLE" and, together with DERA and DECO, the "Management Companies"; the Management Companies, the DERA Funds and the Single Asset Entities are collectively referred to as the "Douglas Emmett Entities"; the transactions contemplated by this Agreement and the other Formation Transaction Documentation are hereinafter referred to as the "Formation Transactions"; the "Pre-Formation Participants" are the holders of the equity interests (including the Profits Interests (defined below) and the general and limited partnership interests) in all of the Douglas Emmett Entities immediately prior to the Formation Transactions, and such interests held by Pre-Formation Participants are hereinafter referred to as "Pre-Formation Interests"; and the "Formation Transaction Documentation" means all of the merger agreements (including this Agreement) and contribution agreements, substantially in the forms accompanying the Request for Consent dated March 24, 2006 and identified in Exhibit B hereto, pursuant to which all of the equity interests in the Douglas Emmett Entities held by the Pre-Formation Participants are to be acquired as part of the Formation Transactions);

        WHEREAS, concurrently with the execution of this Agreement, the REIT and each of DERA and DECO propose to enter into an agreement and plan of merger (the "Management Company Merger Agreement"), pursuant to which, immediately prior to the Merger, the REIT will acquire directly or indirectly, among other things, DERA's Pre-Formation Interests in the Fund, including its 1% general partnership interest in the Fund (the "Fund GP Interest"), in exchange for a number of REIT Shares (defined below) with an aggregate value equal to its respective share of the Total Formation Transaction Value (defined below), and, in the case of DERA, DERA's Allocated Share of the Fund Value (each as defined below) of each DERA Fund (other than the Investment Funds), DERA's share of the respective Allocated Shares of the Investment Funds as provided in the Investment Fund Merger Agreements, plus the net amount of certain assets of DERA (the "DERA/DECO Merger");

        WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership and the stockholders of PLE propose to enter into a contribution agreement, pursuant to which such stockholders shall contribute their respective interests in PLE to the Operating Partnership in exchange for units of limited partnership in the Operating Partnership ("OP Units") with an aggregate value equal to its respective share of the Total Formation Transaction Value;

        WHEREAS, the Formation Transactions relate to the proposed initial public offering (the "IPO") of the common stock, par value $.01 per share (the "REIT Common Stock"), of the REIT which will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

        WHEREAS, as part of the Formation Transactions, subject to the completion of the IPO and the terms and conditions of the contribution agreements, subsequent to the mergers in the Management Company Merger Agreement and the Investment Fund Merger Agreements and prior to the Effective Time, certain holders of Fund LP Interests or Profits Interests (each as defined below) who have elected to receive shares of REIT Common Stock ("REIT Shares") in the Formation Transactions (a "REIT Share Election") will contribute the portion of their Fund LP Interests or Profits Interests, as applicable, for which they are to receive REIT Shares to the REIT in exchange for REIT Shares (the "Contributions"), pursuant to a contribution agreement substantially in the form attached hereto as Exhibit C (the "Contribution Agreement;" and the Fund LP Interests or Profits Interests, as applicable, so contributed, the "Contributed Fund Interests;" and the holders of interests to be so contributed, the "Contributors;" and, for purposes of clarity, any such interests not contributed to the REIT as provided in the Contribution Agreement as a result of a breach by the Contributor thereunder (each such interest, a "Non-Contributed Interest" and each such Contributor, a "Non-Performing Contributor") shall not constitute a Contributed Fund Interest but rather a Non-GP Fund Interest (defined below));

        WHEREAS, as part of the Formation Transactions, subject to the completion of the IPO, immediately following the Contributions, prior to the Effective Time, the REIT shall contribute the Contributed Fund Interests to the Operating Partnership in exchange for that number of OP Units equal to the number of REIT Shares issued by the REIT to the holders of the Contributed Fund Interests in exchange for such interests;

        WHEREAS, as part of the Formation Transactions, subject to the completion of the IPO and the terms and conditions of this Agreement, Merger Sub will merge with and into the Fund, with the Fund as the surviving entity (the "Merger"), pursuant to which each limited partnership interest in the Fund (the "Fund LP Interest") and each promoted profits interest in the Fund (a "Profits Interest" and, together with the Fund LP Interests, in each case that are not Contributed Fund Interests, the "Non-GP Fund Interests") will be converted automatically as set forth herein into the right to receive cash, without interest, OP Units, or, solely with respect to Non-Performing Contributors and holders who have failed to make a Valid Election (defined below), REIT Shares, or a combination of the foregoing; provided that all holders that are not Accredited Investors will receive cash;

        WHEREAS, in accordance with Sections 15678.1 and 15678.2 of the California Revised Limited Partnership Act ("CRLPA"), and Section 8.3 of the Restated Agreement of Limited Partnership of the Fund dated as of September 1, 1999 (the "Fund Partnership Agreement"), the Fund may be merged with another entity, subject to the requisite approval of the partners as provided in Section 15678.2 of the CRLPA;

        WHEREAS, Douglas Emmett, LLC, a Delaware limited liability company and Subsidiary of the REIT, as general partner of the Operating Partnership, has approved and authorized the Merger and the other Formation Transactions;

        WHEREAS, the Boards of Directors of the REIT and the General Partner has each determined that it is advisable and in the best interest of the REIT, the Operating Partnership and Merger Sub, on the one hand, and the Fund, on the other hand, and their respective stockholders, equity holders and limited partners, as the case may be, to proceed with the Formation Transactions on the terms described in this Agreement; and

        WHEREAS, the General Partner has obtained the requisite approval of the limited partners of the Fund to the Merger and the other Formation Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

        Section 1.01    THE MERGER.    At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and in accordance with the CRLPA and the Beverly-Killea Limited Liability Company Act of the State of California ("CLLCA"), Merger Sub shall be merged with and into the Fund, whereby the separate existence of Merger Sub shall cease, and the Fund shall continue its existence under California law as the surviving entity (hereinafter sometimes referred to as the "Surviving Partnership").

        Section 1.02    EFFECTIVE TIME.    Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after the execution by the REIT of the IPO underwriting agreement pursuant to which the REIT will issue and sell shares in the IPO and following the satisfaction or waiver of the conditions set forth in Article VII, the Operating Partnership, Merger Sub and the Fund shall file a certificate of merger as contemplated by the CRLPA, with the Secretary of State of the State of California (the "Certificate of Merger"), providing that the Merger shall become effective as of the IPO Closing Date, together with any required related certificates and other required filings or recordings, in such forms as are required by, and executed in accordance with, the relevant provisions of the CLLCA and the CRLPA. The Merger shall become effective as of the date set forth in the Certificate of Merger (the "Effective Time"). In the event that the IPO Closing Date shall be delayed until a date that is later than the date set forth in the Certificate of Merger, the Operating Partnership, Merger Sub and the Fund shall, prior to the Effective Time, revoke the Certificate of Merger and, as soon as practicable after the REIT and the underwriters shall have determined the new IPO Closing Date pursuant to the IPO underwriting agreement, file with the Secretary of State of the State of California a new Certificate of Merger and the other documents detailed above, such new Certificate of Merger to state that the Merger shall become effective as of the new IPO Closing Date. In the event of any such revocation of a Certificate of Merger, for purposes of this Agreement, from and after the filing of such new Certificate of Merger, the term "Certificate of Merger" shall mean such new Certificate of Merger. Notwithstanding the foregoing, in the event that the IPO is terminated for any reason, the Operating Partnership, Merger Sub and the Fund shall, as soon as practicable after such determination, revoke the Certificate of Merger.

        Sction 1.03    EFFECT OF THE MERGER.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the CLLCA and the CRLPA.

        Section 1.04    CERTIFICATE OF LIMITED PARTNERSHIP; PARTNERSHIP AGREEMENT.    At the Effective Time, (i) the Certificate of Limited Partnership of the Fund, as in effect immediately prior to the Effective Time, shall be the Certificate of Limited Partnership of the Surviving Partnership until thereafter amended as provided therein or in accordance with the CRLPA, and (ii) the Fund Partnership Agreement, as in effect immediately prior to the Effective Time, shall be the partnership agreement of the Surviving Partnership until thereafter amended as provided therein or in accordance with the CRLPA.

        Section 1.05    CONVERSION OF FUND PARTNERSHIP INTERESTS.

          (a)   Under and subject to the terms and conditions of the respective Formation Transaction Documentation, as the result of an irrevocable election indicated on a Consent Form submitted by a Pre-Formation Participant or as a result of the failure of a Pre-Formation Participant to submit a Consent Form, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, either in the Contribution or as a result of and upon consummation of the Merger or other Formation Transactions, a specified share of the pre-IPO equity value of the Douglas Emmett Entities in the form of the right to receive cash, REIT Shares or OP Units. The "Total Formation Transaction Value" means the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are allocated to all Pre-Formation Participants in the Formation Transactions (for all purposes under this Section 1.05, any REIT Shares and OP Units shall be valued at the IPO Price), which shall not be less than $1.0 billion, shall be determined by the REIT acting in good faith based upon the pricing in the IPO and the number of REIT Shares sold in the IPO (excluding the over-allotment option, if any) and shall be specified by the REIT in the final IPO prospectus. The amount of cash included in the Total Formation Transaction Value shall not be less than 90% of the difference between the aggregate net proceeds from the IPO (excluding the over-allotment option, if any) and 100% of the payments for the preferred equity held by The Prudential Insurance Company of North America, Inc. in the DERA Funds.

        "Fund Value" means (i) 13.0375% multiplied by (ii) an amount equal to (A) the Total Formation Transaction Value less (B) the Special Investment Amount. The "Special Investment Amount" means the sum of (i) 100% of the aggregate amount, during the period commencing on July 1, 2005 and ending on the Closing Date (defined below) of (x) Capital Contributions (as defined in the Restated Agreement of Limited Partnership of DERF 2005 dated as of March 10, 2005, as amended) made to DERF 2005 by its partners and (y) Capital Contributions (as defined in the Limited Liability Company Agreement of DEGA, LLC, a Delaware limited liability company, dated as of January 3, 2005) made by HBRCT LLC, a Hawaii limited liability company ("HBRCT"), if any (such capital contributions by the DERF 2005 partners and HBRCT, if any, are collectively referred to as the "Additional Contributions"), plus (ii) a return on such Additional Contributions at an annualized rate of ten percent (10%) for the period commencing on the date on which each such Additional Contribution is made and ending on the Closing Date (for purposes of calculating the return, a capital contribution shall be deemed made on the date due, or if made after the due date, on the date received) (the amounts under clauses (i) and (ii) are collectively referred to as the "DERF 2005 Investment Amount"), plus (iii) the $60,000,000 contributed to DERA on March 15, 2006 less the amount of any Additional Contributions made by DERA to DERF 2005 after such date. An amount (the "Allocated Share") of the Fund Value shall be allocated to each Fund Partnership Interest or portion thereof in accordance with Section 5.3 of the Fund Partnership Agreement, it being expressly acknowledged and agreed by the parties hereto that Section 5.3 of the Fund Partnership Agreement shall apply to the allocation hereunder, treating the Allocated Share as a distribution of Distributable Net Proceeds (as defined in the Fund Partnership Agreement) from sales of properties.

          (b)   At the Effective Time, by virtue of the Merger and without any action on the part of the Operating Partnership, the Fund or the holders of any interest in the Fund, except as provided in Section 1.05(c), each Non-GP Fund Interest shall be converted automatically into the right to receive cash, OP Units and/or REIT Shares with an aggregate value equal to the Allocated Share in respect of that Non-GP Fund Interest (collectively referred to as the "Merger Consideration").

        Subject to Section 1.08, the form of payment of the Merger Consideration for each Non-GP Fund Interest so converted shall be as follows:

              (i)  Cash: (A) 100% of the Allocated Share for each Non-GP Fund Interests held by a Pre-Formation Participant who is not an Accredited Investor shall be paid in cash, and (B) the lesser of the Elected Cash Percentage and the Maximum Cash Percentage of the Allocated Share with respect to each other Non-GP Fund Interest or portion thereof shall be paid in cash. The "Maximum Cash Percentage" means that percentage which (when used in all of the Formation Transaction Documentation as the Maximum Cash Percentage) results in an allocation of cash in the Formation Transactions (excluding cash payable under fractional share provisions) equal to the amount of cash, expressed as a percentage, included in the Total Formation Transaction Value, excluding in each case all cash paid pursuant to the Formation Transactions with respect to (i) all Pre-Formation Interests held by Pre-Formation Participants who are not Accredited Investors and (ii) the DERF 2005 Investment Amount. The Maximum Cash Percentage shall be calculated after determining, and shall include the impact, if any, of, the cash limitation set forth in the DERF 2005 Merger Agreement, which provides that in order for the acquisition of DE2005 REIT to be treated as a tax-free reorganization for United States federal income tax purposes, the total amount of (1) cash paid in the DE2005 REIT merger, plus (2) certain pre-closing cash distributions, plus (3) cash paid for the redemption of the DE2005 REIT preferred stock will be limited to 60% of the sum of (x) the aggregate consideration paid in the REIT Acquisition Merger (as defined in the DERF 2005 Merger Agreement), plus (y) the cash payable under (2) and (3) above, as determined for tax purposes. For the avoidance of doubt, all interests in DE2005 REIT held by a subsidiary of the REIT (as a result of the DERA/DECO Merger) will be cancelled without consideration in the REIT Acquisition Merger and the foregoing calculation will be made accordingly. If the Maximum Cash Percentage for any Pre-Formation Participant in the Fund in the Merger is less than its Elected Cash Percentage pursuant to its Valid Election, the Non-GP Fund Interest or portion thereof of such holder that has not been allocated cash pursuant to the Merger shall instead be treated, in accordance with such holder's prior Valid Election, as subject to an election to receive OP Units under clause (ii) below or as a Contributed Interest pursuant to the Contribution Agreement.

             (ii)  OP Units. The Elected OP Unit Percentage of the Allocated Share for each Non-GP Fund Interest or portion thereof shall be distributed in OP Units; and

            (iii)  REIT Shares. The full amount of the Allocated Share for each Non-GP Fund Interest or portion thereof (i) as to which the holder (other than a holder that is not an Accredited Investor) shall have failed to make a Valid Election and (ii) that is a Non- Contributed Interest shall be distributed in REIT Shares.

          (c)   Each Non-GP Fund Interest issued and outstanding immediately prior to the Effective Time that is owned by the REIT or any direct or indirect wholly owned Subsidiary of the REIT shall remain issued and outstanding, and no consideration shall be delivered hereunder in exchange therefor.

          (d)   The Fund GP Interest issued and outstanding immediately prior to the Effective Time (having been acquired by the REIT under the Management Company Merger Agreement) shall remain issued and outstanding, and no consideration shall be delivered hereunder in exchange therefor.

        Section 1.06    CONVERSION OF MERGER SUB MEMBER INTERESTS.    At the Effective Time, by virtue of the Merger and without any action on the part of the Operating Partnership or Merger Sub, (i) each non-managing member interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, and (ii) each managing member interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 1.07    CANCELLATION AND RETIREMENT OF NON-GP FUND INTERESTS.    Each Non-GP Fund Interest converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Non-GP Fund Interests so converted shall thereafter cease to have any rights as a limited partner of the Fund, except the right to receive the Merger Consideration applicable thereto.

        Section 1.08    FRACTIONAL INTERESTS.    No fractional OP Units or REIT Shares shall be issued in the Merger. All fractional OP Units or REIT Shares that a holder of Non-GP Fund Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole OP Units or REIT Shares resulting from such aggregation and, in lieu of any fractional OP Unit or REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit or REIT Share, as applicable, to which such holder would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share. In the event that a holder of Non-GP Fund Interests participates only in the Merger or other mergers alone or in combination with the Contributions, any cash payable to such holder in lieu of fractional OP Units or REIT Shares, as the case may be, shall be paid pursuant to this Agreement or another merger agreement and not pursuant to the Contribution Agreement.

        Section 1.09    DISTRIBUTION OF PRE-CLOSING CASH FLOW.    During the period from July 1, 2005 through the Closing Date, the Fund has distributed or will distribute, from time to time, no more or less than its good faith estimate of the Fund's Adjusted Net Operating Income for the period commencing on July 1, 2005 and ending on the Closing Date, to holders of Fund Partnership Interests in accordance with Section 5.3 of the Fund Partnership Agreement. Subject to this limitation, the Fund may continue to make distributions in accordance with the Fund Partnership Agreement. For purposes of this Agreement, "Adjusted Net Operating Income" means, with respect to any period, (A) net income before unrealized appreciation (depreciation) in real estate investments and the fair value of derivatives, i.e., the line item after deduction for minority interests, if any (but adding back any depreciation or amortization used to calculate such line item), of the Fund and the Fund Subsidiaries on a consolidated basis for such period (as determined on the same fair value basis of accounting historically employed by the Fund) less(B) the Capital Expense Allowance.

        Section 1.10    CALCULATION OF MERGER CONSIDERATION.    As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the REIT and shall be final and binding upon the holders of Fund Partnership Interests.

        Section 1.11    TRANSACTION COSTS.    If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Douglas Emmett Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions.

        Section 1.12    ALTERNATIVE DIVISION OF TOTAL FORMATION TRANSACTION VALUE.    Notwithstanding anything else to the contrary in this Agreement, the REIT may also set forth in the final IPO prospectus an alternate division of the Total Formation Transaction Value into a larger amount of cash and correspondingly fewer REIT Shares and OP Units to be used if and to the extent the over-allotment option in the IPO is exercised (an "Alternative Division"). In the event of an Alternative Division, the following provisions shall apply:

        (A)  The actual amount of cash and number of REIT Shares and OP Units finally allocated to Pre-Formation Participants as part of the Total Formation Transaction Value shall be determined by the REIT based on whether and the extent to which the over-allotment option is exercised, with (1) the final amount of cash in the Total Formation Transaction Value being equal to (i) the minimum cash set forth in the final IPO prospectus plus (ii) the net proceeds from the exercise of the over-allotment option, but in any case not more than the maximum amount of cash specified in such Alternative Division, and (2) the number of REIT Shares and OP Units in the Total Formation Transaction Value being adjusted correspondingly based on the actual amount of cash included pursuant to clause (1) above.

        (B)  The form of payment of the Merger Consideration to each holder of Non-GP Fund Interests converted pursuant to this Agreement shall be (1) cash as provided in this Agreement, calculated on the basis that the minimum amount of cash specified in the final IPO prospectus is included in the Total Formation Transaction Value, which shall be paid as promptly as practicable after the Effective Time; (2) a number of REIT Shares or OP Units as provided in this Agreement, calculated on the basis that the maximum amount of cash specified in the final IPO prospectus is included in the Total Formation Transaction Value, which shall be paid as promptly as practicable after the Effective Time; and (3) a right to receive any remaining consideration in cash and/or REIT Shares or OP Units as provided in this Agreement in an amount and/or number calculated on the basis of the final amount of cash included in the Total Formation Transaction Value and reflecting the consideration previously paid pursuant to (1) and (2) of this Section, which shall be paid as promptly as practicable after the earlier of the exercise of the over-allotment option in full or the termination of the over-allotment option. Each calculation under the preceding sentence shall reflect the impact, if any, of the cash limitation set forth in the DERF 2005 Merger Agreement.

        (C)  No cash shall be paid with respect to any fractional REIT Shares or OP Units in the initial distribution pursuant to (B)(2) of this Section, and instead any such fractional REIT Shares or OP Units shall be aggregated with any fractional REIT Shares or OP Units in respect of the subsequent distribution pursuant to (B)(3) of this Section.

        (D)  The calculations by the REIT of the Merger Consideration shall be done as soon as practicable following each of (i) the determination of the IPO Price and prior to the Effective Time and (ii) the earlier of the exercise of the over-allotment option or the termination of the over-allotment option, and the REIT shall take all necessary action provided in this Agreement with respect to the payment of the Merger Consideration at both of such times.

ARTICLE II

CLOSING; TERM OF AGREEMENT

        Section 2.01    CLOSING.    Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to the satisfaction or waiver of the conditions in Article VII, the closing of the

Merger and the other transactions contemplated by this Agreement shall be the day on which the REIT receives the proceeds from the IPO from the underwriter(s) (the "Closing" or the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the Operating Partnership in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

        Section 2.02    PAYMENT OF MERGER CONSIDERATION.

          (a)   As soon as reasonably practicable after the Effective Time, the Surviving Partnership (or its successor in interest) shall deliver to each holder of Non-GP Fund Interests whose Non-GP Fund Interests have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(b) hereof. The issuance of the OP Units pursuant to Section 1.05(b)(ii) shall be evidenced by an amendment to the Operating Partnership Agreement (defined below), and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of such amendment to each Pre-Formation Participant receiving OP Units hereunder. Each certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

In addition, each such certificate representing REIT Shares so issuable shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT's status as a real estate investment trust under the Code, in accordance with applicable law.

          (b)   The Surviving Partnership (or its successor in interest) shall not be liable to any holder of Non-GP Fund Interests for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (c)   The parties hereto intend and agree that, for United States federal income tax purposes, (i) any payment of cash or REIT Shares for Non-GP Fund Interests of such holder shall be treated as a sale of such Non-GP Fund Interests by the holder and a purchase of such Non-GP Fund Interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement in accordance with the guidelines set forth in Treas. Reg. Sections 1.708-1(c)(3) and 1.708-1(c)(4), and (ii) each such holder of Non-GP Fund Interests who accepts cash and/or REIT Shares explicitly agrees and consents to such treatment. Any cash and/or REIT Shares paid as the Merger Consideration for Non-GP Fund Interests to which a holder of Non-GP Fund Interests is otherwise entitled pursuant to this Agreement shall be paid only after the receipt of a consent from such holder that, for United States federal income tax purposes, such payment of cash and/or REIT Shares shall be treated as a sale of the Non-GP Fund Interests by the holder and a purchase of such Non-GP Fund Interests by the Operating Partnership for the cash and/or REIT Shares so paid. For the avoidance of doubt, the provisions of this Section 2.02(c) shall not apply to any Contributed Non-GP Fund Interests.

        Section 2.03    TAX WITHHOLDING.    The Operating Partnership shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to any holder of Non-GP Fund Interests, such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Non-GP Fund Interests in respect of which such deduction and withholding was made by the Operating Partnership.

        Section 2.04    FURTHER ACTION.    If, at any time after the Effective Time, the Surviving Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership the right, title or interest in, to or under any of the rights, properties or assets of the Fund acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of each of the Operating Partnership and the Fund or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Operating Partnership and the Fund or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Partnership or otherwise to carry out this Agreement.

        Section 2.05    TERM OF THE AGREEMENT.    This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the "Registration Statement") has not been filed with the Securities and Exchange Commission ("SEC") by December 31, 2006, or (ii) the Merger shall not have been consummated on or prior to April 20, 2007 (such date is hereinafter referred to as the "Outside Date").

        Section 2.06    EFFECT OF TERMINATION.    In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Merger Sub and the Fund under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party's obligations under this Agreement are not satisfied by the Outside Date as a result of the other party's material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party's right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

        If this Agreement shall terminate for any reason prior to completion of the Formation Transactions, the Douglas Emmett Entities shall bear all transaction costs and expenses related thereto in proportion to their respective interest in the Total Formation Transaction Value, which for the Fund is as set forth in clause (i) of the definition of Fund Value.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE REIT,
THE OPERATING PARTNERSHIP AND MERGER SUB

        Each of the REIT, the Operating Partnership and Merger Sub hereby represents and warrants to and covenants with the Fund as follows (representations and warranties made by or in respect of Merger Sub shall be initially made on the Joinder Date (as defined below)):

        Section 3.01    ORGANIZATION; AUTHORITY.

          (a)   Each of the REIT, the Operating Partnership and Merger Sub has been duly organized or formed and is validly existing under the Laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite power and authority to enter this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries (defined below), taken as a whole.

          (b)   Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the REIT (each a "REIT Subsidiary"), (ii) the ownership interest therein of the REIT, and (iii) if not wholly owned by the REIT, the identity and ownership interest of each of the other owners of such REIT Subsidiary. Each REIT Subsidiary has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole.

          (c)   Merger Sub has not incurred any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof and the consummation of the transactions contemplated hereby, including the Merger. Except in connection with the transactions contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. All of the issued and outstanding equity interests of Merger Sub are beneficially and of record owned by the Operating Partnership and Douglas Emmett, LLC, a Delaware limited liability company and REIT Subsidiary, free and clear of all Liens (other than Liens created by this Agreement and the transactions contemplated hereby).

        Section 3.02    DUE AUTHORIZATION.    The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation by each of the REIT, the Operating Partnership and Merger Sub have been duly and validly authorized by all necessary actions required of each of the REIT, the Operating Partnership and Merger Sub, respectively. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the REIT, the Operating Partnership and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the REIT, the Operating Partnership and Merger Sub, each enforceable against each of the REIT, the Operating Partnership and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 3.03    CONSENTS AND APPROVALS.    Except in connection with the IPO and the consummation of the Formation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT, the Operating Partnership or Merger Sub in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        Section 3.04    NO VIOLATION.    None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (A) the organizational documents of any of the REIT, the Operating Partnership or Merger Sub, (B) any term or provision of any judgment, order, writ, injunction, or decree binding on any of the REIT, the Operating Partnership or Merger Sub, or (C) any other agreement to which the REIT, the Operating Partnership or the Merger Sub is a party thereto.

        Section 3.05    VALIDITY OF OP UNITS AND REIT SHARES.    The OP Units to be issued pursuant to this Agreement will have been duly authorized and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than Liens created by the Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement")). The REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all Liens created by the REIT (other than Liens created by the Articles of Amendment and Restatement of the REIT).

        Section 3.06    OP AGREEMENT.    Attached as Exhibit E hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

        Section 3.07    LIMITED ACTIVITIES.    Except for activities in connection with the IPO or the Formation Transactions, the REIT and the REIT Subsidiaries have not engaged in any material business or incurred any material obligations.

        Section 3.08    LITIGATION.    There is no action, suit or proceeding pending or, to the knowledge of the REIT or the Operating Partnership, threatened against any of the REIT, the Operating Partnership, Merger Sub or any other REIT Subsidiary which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the REIT or the Operating Partnership or which challenges or impairs the ability of any of the REIT, the Operating Partnership or Merger Sub to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

        Section 3.09    NO OTHER REPRESENTATIONS OR WARRANTIES.    Other than the representations and warranties expressly set forth in this Article III, neither the REIT, the Operating Partnership nor Merger Sub shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 3.10    INDEMNIFICATION.

          (a)   From and after the Closing Date, each of the REIT and the Operating Partnership shall indemnify and hold harmless the Fund and its directors, beneficiaries, officers, employees, partners, agents, representatives and Affiliates (each of which is a "Fund Indemnified Party") from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys' fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, "Losses") arising out of or relating to, asserted against, imposed upon or incurred by the Fund Indemnified Party (i) in connection with the Fund or any of the Properties (defined below) or (ii) in connection with or as a result of any breach of a representation, warranty or covenant of the REIT, the Operating Partnership or a Merger Sub contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the REIT, the Operating Partnership or Merger Sub pursuant to this Agreement; provided, however, that neither the REIT nor the Operating Partnership shall have any obligation under this Section to indemnify any Fund Indemnified Party against any Losses to the extent that such Losses arise by virtue of (i) any diminution in the value of REIT Shares and/or OP Units, (ii) the Fund's breach of its obligations under this Agreement, gross negligence, willful misconduct or fraud or (iii) the Fund's operation of its business or the ownership and operation of its assets outside of the ordinary course of business prior to the Closing Date. Nothing in this Section 3.10(a) shall relieve the parties to the Representation, Warranty and Indemnity Agreement of any liability under the express terms thereof.

          (b)   At the time when any Fund Indemnified Party learns of any potential claim under this Section 3.10 (a "Claim") against the REIT or the Operating Partnership, it will promptly give written notice (a "Claim Notice") to the REIT and the Operating Partnership; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the REIT or the Operating Partnership shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Fund Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Fund Indemnified Party shall deliver to the REIT and the Operating Partnership, promptly after the Fund Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Fund Indemnified Party relating to a Third Party Claim (as defined below). Any Fund Indemnified Party may at its option demand indemnity under this Section 3.10 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Fund Indemnified Party shall in good faith determine that such claim is not frivolous and that the Fund Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

          (c)   The REIT and the Operating Partnership shall be entitled, at their own expense, to assume and control the defense of any Claims based on claims asserted by third parties ("Third Party Claims"), through counsel chosen by the REIT and the Operating Partnership and reasonably acceptable to the Fund Indemnified Parties (or any person authorized by the Fund Indemnified Parties to act on their behalf), if they give written notice of their intention to do so to the Fund Indemnified Parties within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Fund Indemnified Parties may at all times participate in such defense at their expense. Without limiting the foregoing, in the event that the REIT or the Operating Partnership exercises the right to undertake any such defense against a Third Party Claim, the Fund Indemnified Party shall cooperate with the REIT and/or the Operating Partnership in such defense and make available to the REIT and/or the Operating Partnership (unless prohibited by Law), at the REIT's and/or the Operating Partnership's expense, all witnesses, pertinent records, materials and information in the Fund Indemnified Party's possession or under the Fund Indemnified Party's control relating thereto as is reasonably required by the REIT and/or the Operating Partnership. No compromise or settlement of such Third Party Claim may be effected by either the Fund Indemnified Party, on the one hand, or the REIT or the Operating Partnership, on the other hand, without the other's consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Fund Indemnified Party that is party to such claim is released from all liability with respect to such claim.

          (d)   All representations, warranties and covenants of the REIT, the Operating Partnership and Merger Sub contained in this Agreement shall survive after the Effective Time until the first anniversary of the Closing Date (the "Expiration Date"). If written notice of a claim in accordance with the provisions of this Section 3.10 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, the Fund hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.10. The foregoing sentence shall not (i) limit the Fund's right to specific performance or injunctive relief in connection with the breach by either the REIT or the Operating Partnership of its respective covenants in this Agreement or (ii) constitute a waiver of any rights or remedies of the Fund under the Fund Partnership Agreement.

          (e)   All indemnity payments made hereunder shall be treated as adjustments to the Merger Consideration for United States federal income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

        Except as disclosed in the Prospectus, the Fund hereby represents and warrants to the REIT and the Operating Partnership that as of the Closing Date:

        Section 4.01    ORGANIZATION; AUTHORITY.

          (a)   The Fund has been duly organized and is validly existing under the laws of the State of California, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its Property and to carry on its business as presently conducted. The Fund, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

          (b)   Schedule 4.01(b) sets forth as of the date hereof with respect to the Fund (i) each Subsidiary of the Fund (each a "Fund Subsidiary"), (ii) the ownership interest therein of the Fund, (iii) if not wholly owned by the Fund, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each office, residential or other property owned by the Fund or such Subsidiary or leased pursuant to a ground lease (each a "Property"). Each Fund Subsidiary has been duly organized and is validly existing under the laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Each Fund Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

        Section 4.02    DUE AUTHORIZATION.    The execution, delivery and performance by the Fund of this Agreement and the other Formation Transaction Documentation to which it is a party have been duly and validly authorized by all necessary actions required of the Fund. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Fund pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Fund, each enforceable against the Fund in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 4.03    CAPITALIZATION.    Schedule 4.03 sets forth as of the date hereof the ownership of the Fund. All of the issued and outstanding equity interests of the Fund are validly issued (other than the Profits Interests in respect of the Fund, where the concept of valid issuance is not applicable) and, to the Fund's Knowledge, are not subject to preemptive rights.

        Section 4.04    CONSENTS AND APPROVALS.    Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the Fund or any of the Fund Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which the Fund or any of the Fund Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

        Section 4.05    NO VIOLATION.    None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of the Fund or any Fund Subsidiary or (B) any term or provision of any judgment, order, writ, injunction, or decree binding on the Fund or any Fund Subsidiary, except for, in the case of clause (B), any such breaches or defaults that would not have a Material Adverse Effect.

        Section 4.06    TAXES.    To the Fund's Knowledge, and except as would not have a Material Adverse Effect, (i) the Fund and each of the Fund Subsidiaries has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Fund or any of the Fund Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

        Section 4.07    NON-FOREIGN STATUS.    The Fund is not a foreign person (as defined in the Code) and is not, therefore, subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

        Section 4.08    NO IMPLIED REPRESENTATIONS OR WARRANTIES.    Other than the representations and warranties expressly set forth in this Article IV, the Fund shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 4.09    SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE FUND.    The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV shall not survive the Closing.

ARTICLE V

COVENANTS REGARDING CONDUCT OF BUSINESS BY THE FUND

        During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the Fund shall use commercially reasonable efforts to (and to cause each of the Fund Subsidiaries to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, the Fund shall not (and shall not permit any of the Fund Subsidiaries to) without the prior consent of the REIT:

          (a)   (i) declare, set aside or pay any distributions in respect of any of the Fund Partnership Interests, other than as provided in Section 1.09, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Fund Partnership Interests or make any other changes to the equity capital structure of the Fund or any Fund Subsidiary, or (iii) purchase, redeem or otherwise acquire any Fund Partnership Interests or member interests of any of the Fund Subsidiaries or any other securities thereof;

          (b)   issue, deliver, sell, pledge or otherwise encumber any limited liability company, partnership interests or other equity interests in any of the Fund Subsidiaries;

          (c)   amend its certificate of limited partnership or the Fund Partnership Agreement;

          (d)   adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (e)   materially alter the manner of keeping such Fund or Fund Subsidiary's books, accounts or records or the accounting practices therein reflected; or

          (f)    authorize, commit or agree to take any of the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01    COMMERCIALLY REASONABLE EFFORTS BY THE REIT, THE OPERATING PARTNERSHIP AND THE FUND.    Each of the REIT, the Operating Partnership and the Fund shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

        Section 6.02    OBLIGATIONS OF MERGER SUB.    Subject to the terms of this Agreement, each of the REIT and the Operating Partnership shall take all reasonable action necessary to cause Merger Sub (i) to be formed prior to the Effective Time and become a party to this Agreement by executing a counterpart of this Agreement where indicated on the signature page hereof (the date of such execution, the "Joinder Date") and (ii) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. All representations, warranties, covenants, agreements, rights and obligations of Merger Sub herein shall become effective as to Merger Sub as of the Joinder Date.

        Section 6.03    TAX AGREEMENT.    In accordance with Section 704(c) of the Code, the Operating Partnership shall adopt and use only the so-called "traditional method" described in Treasury Regulation Section 1.704-3(b) with respect to any properties transferred directly or indirectly by the Fund to the Operating Partnership as a result of the Formation Transactions, and therefore shall not make any curative or remedial allocations with respect to such properties.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.01    CONDITION TO EACH PARTY'S OBLIGATIONS.    The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time, of the following conditions:

          (a)   REGISTRATION STATEMENT.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

          (b)   IPO PROCEEDS.    The REIT shall have received the proceeds from the IPO. This condition may not be waived by any party.

          (c)   NO INJUNCTION.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

          (d)   FORMATION TRANSACTIONS.    The transactions contemplated by the Management Company Merger Agreement, the Contribution Agreement and the Investment Fund Merger Agreements shall have been consummated prior to the Merger, and the other Formation Transactions shall have been consummated not later than concurrently herewith. This condition may not be waived by any party.

        Section 7.02    CONDITIONS TO OBLIGATIONS OF THE FUND.    The obligation of the Fund to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following:

          (a)   REPRESENTATIONS AND WARRANTIES.    Except as would not have a Material Adverse Effect, each of the representations and warranties of the REIT, the Operating Partnership and Merger Sub contained in this Agreement shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)   PERFORMANCE BY THE REIT, THE OPERATING PARTNERSHIP AND MERGER SUB.    Except as would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole, each of the REIT, the Operating Partnership and Merger Sub shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)   REIT SHARE ELECTIONS.    Except as would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole, the REIT shall have performed all agreements and covenants required by the Contribution Agreement to be performed or complied with by it on or prior to the Closing Date.

          (d)   REGISTRATION RIGHTS AGREEMENT.    The REIT shall have entered into the registration rights agreement substantially in the form attached as Exhibit D. This condition may not be waived by any party.

          (e)   TOTAL FORMATION TRANSACTION VALUE.    The Total Formation Transaction Value shall not be less than $1.0 billion and the amount of cash included in the Total Formation Transaction Value shall not be less than 90% of the difference between (i) the aggregate net proceeds from the IPO (excluding the over-allotment option, if any) and (ii) 100% of the payments for the preferred equity held by The Prudential Insurance Company of North America, Inc. in the DERA Funds. This condition may not be waived by any party.

        Section 7.03    CONDITIONS TO OBLIGATION OF THE REIT, THE OPERATING PARTNERSHIP AND MERGER SUB.    The obligations of each of the REIT, the Operating Partnership and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the REIT, the Operating Partnership and Merger Sub, in whole or in part):

          (a)   REPRESENTATIONS AND WARRANTIES.    Except as would not have a Material Adverse Effect, each of the representations and warranties of the Fund contained in this Agreement, as well as those of the Principals under the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)   PERFORMANCE BY THE FUND.    The Fund shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)   CONSENTS, ETC.    All necessary consents or approvals of Governmental Authorities or third parties (including lenders) for the Fund to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Fund to consummate the transactions contemplated by this Agreement) shall have been obtained.

          (d)   NO MATERIAL ADVERSE CHANGE.    There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Fund and the Properties, taken as a whole.

          (e)   TITLE ENDORSEMENTS.    The Fund shall deliver or cause to be delivered to the REIT and the Operating Partnership title endorsements commonly referred to as the "fairway" endorsement and the non-imputation endorsement to the existing title policies for each Property, in each case in a form reasonably satisfactory to the REIT and the Operating Partnership.

          (f)    REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT.    The Principals shall have entered into the Representation, Warranty and Indemnity Agreement.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.01    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

  if to the REIT or the Operating Partnership to:

  Douglas Emmett, Inc.
  808 Wilshire Boulevard, Suite 200
  Santa Monica, California 90401
  Facsimile: (310) 255-7702
  Attention: Chief Executive Officer

  if to the Fund, to:

  Douglas Emmett Realty Fund 1998
  c/o Douglas Emmett Realty Advisors
  808 Wilshire Boulevard, Suite 200
  Santa Monica, California 90401
  Facsimile: (310) 255-7702
  Attention: Chief Financial Officer

        Section 8.02    DEFINITIONS.    For purposes of this Agreement, the following terms shall have the following meanings.

          (a)   "Accredited Investor" has the meaning set forth under Regulation D of the Securities Act.

          (b)   "Affiliate" means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

          (c)   "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

          (d)   "Capital Expense Allowance" means, for any period, an amount equal to $0.33 per rentable square foot per month for all Properties for such period.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

          (f)    "Consent Form" means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder's irrevocable elections with respect to consideration to be received in the Formation Transactions.

          (g)   "Elected Cash Percentage" means, with respect to any Non-GP Fund Interest, the percentage of the Allocated Share for which the holder thereof has specified in a Valid Election (without any effect of any limitation by virtue of the Maximum Cash Percentage) to receive in the form of cash on such holder's Consent Form.

          (h)   "Elected OP Unit Percentage" means, with respect to any Non-GP Fund Interest, the percentage of the Allocated Share for which the holder thereof has made a Valid Election to receive in the form of OP Units.

          (i)    "Fund Partnership Interests" means, individually and collectively, the Fund GP Interest, the Profits Interests in respect of the Fund, and the Fund LP Interests.

          (j)    "Governmental Authority" means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (k)   "IPO Closing Date" means the closing date of the IPO.

          (l)    "IPO Price" means the initial public offering price of a REIT Share in the IPO.

          (m)  "Knowledge" means the actual current knowledge of Dan Emmett, Jordan Kaplan, Kenneth Panzer, William Kamer and Barbara Orr, without the duty of investigation or inquiry.

          (n)   "Laws" means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

          (o)   "Liens" means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

          (p)   "Material Adverse Effect" means a material adverse effect on the REIT and the properties owned or leased pursuant to a ground lease by the Douglas Emmett Entities (after giving effect to the Formation Transactions), taken as a whole.

          (q)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (r)   "Principals" means Dan Emmett, Christopher Anderson, Jordan Kaplan, and Kenneth Panzer.

          (s)   "Prospectus" means the REIT's final prospectus as filed with the SEC.

          (t)    "Representation, Warranty and Indemnity Agreement" means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Principals.

          (u)   "Securities Act" means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

          (v)   "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

          (w)  "Tax" means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

          (x)   "Valid Election" means, with respect to any Non-GP Fund Interest, an irrevocable election to receive all or a portion of its Allocated Share in the form of cash and/or OP Units or REIT Shares as indicated on the properly completed and timely received Consent Form of the holder of such Non-GP Fund Interest, including through an election made as a backup election if cash is limited to the Maximum Cash Percentage, or a Consent Form as to which any deficiencies have been waived by DERA.

        Section 8.03    COUNTERPARTS.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

        Section 8.04    ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.    This Agreement, the Contribution Agreement and the Consent Form, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

        Section 8.05    GOVERNING LAW.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 8.06    ASSIGNMENT.    This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

        Section 8.07    JURISDICTION.    The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

        Section 8.08    DISPUTE RESOLUTION.    The parties intend that this Section 8.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

          (a)   Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof ("Dispute"), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 8.08(c) below without regard to any such 10-day negotiation period.

          (b)   Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 8.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the Operating Partnership and the Fund shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the Operating Partnership and the Fund cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator's findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (c)   Notwithstanding the parties' agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party's rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

          (d)   The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

        Section 8.09    SEVERABILITY.    Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

        Section 8.10    RULES OF CONSTRUCTION.

          (a)   The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (b)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 8.11    EQUITABLE REMEDIES.    The parties agree that irreparable damage would occur to the REIT and the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the REIT and the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Fund and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the REIT or the Operating Partnership is entitled under this Agreement or otherwise at law or in equity. Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Fund pursuant to the terms and provisions contained in Section 3.10.

        Section 8.12    WAIVER OF SECTION 1542 PROTECTIONS.    As of the Closing, the Fund expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

        Section 8.13    TIME OF THE ESSENCE.    Time is of the essence with respect to all obligations under this Agreement.

        Section 8.14    DESCRIPTIVE HEADINGS.    The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 8.15    NO PERSONAL LIABILITY CONFERRED.    This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the REIT, the Operating Partnership, Merger Sub and the Fund.

        Section 8.16    AMENDMENTS.    This Agreement may be amended by appropriate instrument, without the consent of the Fund, at any time prior to the Effective Time; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered pursuant to the Merger.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

DOUGLAS EMMETT, INC.
By:	/s/ JORDAN KAPLAN

Name:	Jordan Kaplan
Title:	Chief Executive Officer
DOUGLAS EMMETT PROPERTIES, LP
By:	Douglas Emmett, LLC Its General Partner
By:	Douglas Emmett, Inc. Its Sole Member
By:	/s/ JORDAN KAPLAN

Name:	Jordan Kaplan
Title:	Chief Executive Officer
DOUGLAS EMMETT REALTY FUND 1996, A CALIFORNIA LIMITED PARTNERSHIP
By:	Douglas Emmett Realty Advisors Its Operating Partner
By:	/s/ DAN A. EMMETT

Name:	Dan A. Emmett
Title:	President and Chief Executive Officer

AGREED AND ACCEPTED as of , DERF 1998 ACQUISITION, LLC
By:	Douglas Emmett GP, LLC Its Managing Member
By:	Douglas Emmett Properties, LP Its Sole Member
By:	Douglas Emmett, LLC Its General Partner
By:	Douglas Emmett, Inc. Its Sole Member
By:

Name: Title:

EXHIBITS

Exhibit A:	List of DERA Funds and Single Asset Entities
Exhibit B:	List of Formation Transaction Documentation
Exhibit C:	Form of Contribution Agreement
Exhibit D:	Form of Registration Rights Agreement
Exhibit E:	Operating Partnership Agreement

QuickLinks

  Exhibit 10.20
AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 15, 2006 BY AND AMONG DOUGLAS EMMETT, INC., DOUGLAS EMMETT PROPERTIES, LP, DERF 1998 ACQUISITION, LLC AND DOUGLAS EMMETT REALTY FUND 1998, A CALIFORNIA LIMITED PARTNERSHIP
TABLE OF CONTENTS
DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VIII GENERAL PROVISIONS
EXHIBITS